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                                                                   EXHIBIT 10.62

                             C. BREWER HOMES, INC.

August 13, 1997


Re: Edward T. Foley

Re:  Release and Separation Agreement

Dear Mr. Foley:

     This is to confirm our discussions regarding the terms of your separation from employment with C. Brewer Homes ("Company"). The Board certainly recognizes and appreciates the contributions you have made to C. Brewer Homes and we wish you well in your future endeavors. To avoid any disputes or misunderstandings which may arise from your employment and separation from employment with the Company, and to protect the interests of both parties, we have mutually agreed to the following terms:

1.   Employment Term and Last Day of Active Service.  Your last day of active
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     service as Executive Vice President and Chief Financial Officer with the
     Company will be at the discretion of the Company's Board of Directors, but shall be no sooner than October 31, 1997 and no later than March 31, 1998; in any event, you expressly understand that the Company reserves the right to terminate your employment for cause at any time. During the remainder of your employment your duties will generally continue as in your previous employment with the Company and will include, but will not be limited to, the following: preparation and submission of SEC reports; preparation of press releases; maintenance of relationship with the Bank of Hawaii; management of cash; duties related to the completion of certain transaction(s), as designated by the Company's Board of Directors; and, any other duties normally performed by the Chief Financial Officer. These duties shall be performed in a diligent and professional manner.

     During the remaining term of your employment, your work locations will generally be divided between CBCL headquarters and CBHI headquarters. Normally, you will spend Monday, Wednesday and Thursday at CBHI headquarters in Maui, and Tuesday and Friday at CBCL headquarters in Oahu. If the aforesaid scheduled work locations will be varied in any manner during the course of a particular week, you will advise the Company's President of your scheduled work locations for the following week by Friday of the preceding week. Notwithstanding the foregoing, if business necessity so dictates, you will have the right to rearrange your work locations for the current week upon giving reasonable notice to the Company's President thereof, including the nature of the business which requires the change in work locations. Your compensation will remain unchanged, with a salary of eleven thousand, two hundred and fifty dollars ($11,250.00) per month, stock options (25,000 shares at $9.75 and 10,000 shares at $2.0625), and

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     standard Company benefits. In addition, should certain transaction(s), as designated by the Company's Board of Directors, be completed successfully in the judgment of the Company's Board of Directors, you shall receive a cash bonus payment of fifty thousand dollars ($50,000.00), in lieu of participation in MICP. You shall not accumulate any further vacation time and hereby agree to waive any and all rights that you may have to accrued vacation pay, or any vacation pay which may subsequently accrue pursuant to the Company's vacation policy, in return for a lump sum payment of $11,250.00 on the date of your separation from employment, if such date occurs on or before December 31, 1997, or a lump sum payment of $22,500.00 on the date of your separation from employment, if such date occurs on or after January 1, 1998.

2.   Consulting Agreement and Reference Statement.  As of your last day of
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     active service, in order to assist with the transitional issues with a new
     Chief Financial Officer, the Company will enter into a consulting agreement with you which is attached as Exhibit "A-1" ("Consulting Agreement"). In the event that any potential or future employers call the Company for information concerning your employment with the Company, the Company agrees that it will provide only the following information concerning your
                          ----
     employment with the Company, and no further information without your express prior written consent:

           A statement that you decided to resign your position with the Company as Executive Vice President and Chief Financial Officer because you were unwilling to relocate to Maui after the move of CBHI headquarters to Maui. In addition, the Company may confirm the dates of your employment with the Company, the amount of your compensation, and your job description.

     The separation will be characterized to the public as set forth in a Press Release, which will state that you have resigned your position with the Company as Executive Vice President and Chief Financial Officer effective as of ________________, 199_, in order to pursue other interests.

3.   Outplacement and Business Development Expenses.  You will receive up to an
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     additional $15,000 for approved Outplacement consulting service. Such expenses would include Outplacement counseling, travel to an interview site (travel expenses to be consistent with the C. Brewer Homes Travel Expense Reimbursement Policy) and communications expenses (such as telephone and fax expense). You will submit your expense reimbursement request to the Company's Controller with appropriate documentation. This provision is applicable through the date of the termination of the Consulting Agreement and your entitlement to any unused funds shall thereafter lapse.

4.   Return of Property.  As of the date of your separation from employment, you
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     will turn over to the Company our keys and other Company materials, records, supplies or

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     equipment you may have in your possession, subject to an extension which may be granted at the discretion of the Company's President.

6.   Continuation of Health Care Benefits.  As part of the Consulting Agreement,
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     the Company will continue your present health care (medical and dental)
     insurance coverage until the date of the termination of the Consulting Agreement or the date you secure reasonably equivalent alternate coverage, whichever is earlier. The Company will contribute the same premium share for this insurance coverage as it would for an active salaried employee. You must contribute your portion of the premium to be eligible for this provision. As of the date of the termination of the Consulting Agreement, if reasonably equivalent alternative coverage is not available, you may elect to continue medical and/or dental coverage under the Company's medical and dental plans, at your own expense for a period of 18 months.

7.   Defined Contribution Benefits.  You will cease to be an eligible active
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     participant in the Company's Defined Contribution Plan as of the date of your separation from employment. You will be eligible for any contributions under that plan for your eligible service under the terms of that Plan.

8.   Other Benefits/Stock Options.
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           a. Your coverage under the other insurance plans (group life, AD&D, travel accident, etc.) will expire as of the date of your separation. Some of these plans have conversion features which will be communicated to you by the C. Brewer Human Resources Department.

           b. Any normal reimbursable business expense, as customarily determined under the Company's expense reimbursement policy, incurred before your separation date, will be paid within fourteen days following the receipt of the expense form by the Company.

           c. Subject to the explicit terms of your stock option plan, you may exercise any vested shares in accordance with the Plan. In the event you exercise any of the above options and you sell the shares associated with such options, you agree to market those shares in a reasonable and orderly manner .

9.   Release of Claims. In consideration of the above paragraphs, you hereby
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     release the Company and any related entities and their directors, officers, employees, and agents from any and all claims (including, but not limited to, claims for personal injury, emotional distress, breach of contract or for violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Hawaii Civil Rights Commission Act, and the Hawaii Employment Practices Law, H.R.S. Chapter 378) you now have, known or

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     unknown, arising out of your employment with or separation from employment with the Company. This Release of Claims by the you does not apply to any claims which may arise because of breach of this agreement.

     In consideration for the covenants and understandings herein, the Company releases you from any and all claims the Company may have, known or unknown, against you arising out of your employment with or separation from employment with the Company. This Release of Claims by the Company does not apply to any claims which may arise because of breach of this agreement.

10.  Confidentiality.  You agree to refrain from disclosing to the general
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     public any confidential information about the Company which you acquired while an employee of the Company.

11.  Defense of Claims.  You and the Company expressly understand and
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     acknowledge that this Agreement may be pleaded as a defense to, and may be used as the basis for an injunction against any action, suit, administrative or other proceedings which may be instituted, prosecuted or attempted as a result of an alleged breach of this Agreement by either party, or arising out of your employment or separation from the Company.

12.  Arbitration.  You and the Company expressly understand and agree that any
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     disputes arising out of (l) the terms and conditions of this Agreement; (2)
     your employment or separation of employment with the Company; or (3) any claims which either party contends are not waived and released by the operation of paragraph 9 above shall be subject, absent settlement by the parties, to final and binding arbitration in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association. The Arbitrator, who shall be domiciled in Hawaii, shall be required to abide by the provisions of this Agreement and the policies and practices of the Employer in force as of the last date of your active service, and the Arbitrator shall not modify or alter those provisions and policies.

     In arbitrations under this Agreement, each party shall bear the costs, fees and expenses of presenting its own case, and half of the Arbitrator's fees and administrative expenses, unless otherwise ordered by the Arbitrator.

13.  Nonadmissions Clause.  It is understood and agreed by the parties hereto
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     that this Agreement sets forth the terms of your separation from the
     Company and that nothing contained herein shall be construed in any other manner.

14.  Entire Agreement.  This Agreement contains the entire understanding of you
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     and the Company, and fully supersedes any and all prior agreements, negotiations or understandings pertaining to the subject matter of this Agreement. Each of the parties hereto acknowledges that no party or agent of any party has made any promise,

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     representation or warranty whatsoever, either express or implied, not contained in this Agreement concerning the subject matter hereof to induce any other party to execute this Agreement, and each of the parties hereto acknowledge that it has not executed this Agreement, in reliance of any such promises, representations or warranties not specifically contained in this Agreement.

15.  Review and Agreement.  We will provide you ample time and opportunity to
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     consider the terms of this Agreement and to consult with an attorney if you choose to do so. If you agree to all the provisions of this Agreement, please return the executed original of this Agreement to me. You shall have twenty-one (21) days from the date you receive this letter within which to sign this Agreement. You shall have seven (7) days from the date you sign the Agreement within to revoke your signature.

16.  Cooperation.  All Parties agree to cooperate fully and execute any and all
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     supplementary documents and to take all additional actions which may be necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement.


                              C. Brewer Homes, Inc.



                              By   /s/ Seth A. Bakes
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                                 Seth A. Bakes
                                 President and Chief Executive Officer


                              Date: 8/14/97
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Agreed and Accepted

  /s/ Edward T. Foley
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Edward T. Foley

Date: 8/14/97
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